Exhibit 4.2

EXECUTION VERSION

Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036

Attn:	John Servidio
Telephone:	646-855-8900
Facsimile:	704-208-2869

March 29, 2010

To: Group 1 Automotive, Inc.

800 Gessner, Suite 500

Houston, TX 77024

Attention: Michael Welch

Telephone No.:        (713) 647-5742

Facsimile No.:         (713) 647-5858

Re:	Additional Call Option Transaction

(Transaction Reference Number: NY-40083)

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Bank of America, N.A. (“Dealer”) and Group 1 Automotive, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated March 16, 2010 (the “Offering Memorandum”) relating to the 3.00% Convertible Senior Notes due 2020 (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 100,000,000 pursuant to an Indenture to be dated March 22, 2010 between Counterparty and Wells Fargo Bank, N.A., as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the Indenture as executed. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended following such date, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 29, 2010

Option Style:	“Modified American”, as set forth under “Exercise and Valuation” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per Share (Exchange symbol “GPI”)

Number of Options:	15,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	50%

Option Entitlement:

As of any date, a number equal to the product of the Applicable Percentage and the Conversion Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 12.02(h) or (i) or Section 12.03 of the Indenture), for each Convertible Note.

Strike Price:	USD 38.6120

Premium:	USD 2,996,025.00

Premium Payment Date:	April 1, 2010

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Exercise and Valuation:

Exercise Period(s):

Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Conversion Date and ending on, and including, the Scheduled Valid Day immediately preceding the first day of the relevant Cash Settlement Averaging Period for such Exercisable Option; provided that in respect of Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs on or after the Free Convertibility Date, the final day of the Exercise Period shall be the Scheduled Valid Day immediately preceding the Expiration Date.

Conversion Date:

With respect to any conversion of a Convertible Note and the related Exercisable Option, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 12.01(b) of the Indenture.

Exercisable Options:	In respect of each Exercise Period (the “Relevant Exercise Period”), a number of Options equal to the lesser of:

(i) (A) the number of Convertible Notes with a Conversion Date occurring on the first day of such Exercise Period, minus (B) the number of “Exercisable Options” with an “Exercise Period” (as such terms are defined in the Base Call Option Transaction Confirmation letter agreement dated March 16, 2010 between Dealer and Counterparty (the “Base Call Option Confirmation”)) that is the same as the Relevant Exercise Period; and

(ii) the Number of Options as of the first day of the Relevant Exercise Period.

If there are any other Exercisable Options as to which a prior Exercise Period has commenced but no Exercise Date has yet occurred which would thereby reduce the Number of Options as of the related Exercise Date (such other Exercisable Options, the “Other Exercisable Options”), then solely for the purposes of determining the number of Exercisable Options for the Relevant Exercise Period, the Number of Options on the first day of the Relevant Exercise Period shall be reduced by such Other Exercisable Options.

Notwithstanding the foregoing, in no event shall the number of Exercisable Options exceed the Number of Options.

Free Convertibility Date:	September 15, 2019

Expiration Time:	The Valuation Time

Expiration Date:	March 15, 2020, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Exercisable Options” above and “Automatic Exercise” below.

Automatic Exercise:

Applicable; and means that notwithstanding Section 3.4 of the Equity Definitions, with respect to each Exercise Period, a number of Options equal to the number of Exercisable Options for such Exercise Period shall be deemed to be automatically exercised on the final day of such Exercise Period; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to Dealer.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day prior to the scheduled first day of the Cash Settlement Averaging Period for the Exercisable Options being exercised of (i) the number of such Options and (ii) the scheduled first day of the Cash Settlement Averaging Period and the scheduled Settlement Date (such time, the “Notice Deadline”); provided that, notwithstanding the foregoing, such notice (and the related automatic exercise of such Exercisable Options) shall be effective if given after the relevant Notice Deadline (but only in respect of any Exercisable Options relating to Convertible Notes with a Conversion Date occurring prior to the Free Convertibility Date), but prior to 5:00 p.m. New York City time, on the fifth Scheduled Valid Day following the Notice Deadline, in which case the Calculation Agent shall have the right to adjust the Net Shares to reflect additional costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline; provided further that in respect of Exercisable Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, such notice may be given on or prior to the Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Exercisable Options.

Valuation Time:

At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:

Notwithstanding Section 6.3(a) of the Equity Definitions, Market Disruption Event means a failure by the primary United States national securities exchange or market on which the Shares are listed or admitted to trading to open for trading during its regular trading session or the occurrence or existence prior to 1:00 p.m. on any Scheduled Valid Day for the Shares for more than one half hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.

Settlement Terms:

Settlement Method:	Net Share Settlement

Net Share Settlement:	Dealer will deliver to Counterparty, on the Settlement Date, a number of Shares equal to the Net Shares in respect of an Option exercise. In no event will the Net Shares be less than zero.

Net Shares:

In respect of any Option exercised or deemed exercised, for each Option, a number of Shares equal to (i) the sum of the quotients, for each Valid Day during the Cash Settlement Averaging Period for such Option, of (A) the Option Entitlement on such Valid Day multiplied by (B) the Relevant Price on such Valid Day less the Strike Price, divided by (C) such Relevant Price, divided by (iii) the number of Valid Days in the Cash Settlement Averaging Period; provided, however, that if the calculation contained in clause (B) above results in a negative number, such number shall be replaced with the number “zero”.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares to be delivered hereunder valued at the Relevant Price for the last Valid Day of the Cash Settlement Averaging Period.

Valid Day:

A day on which (a) trading in the Shares generally occurs on the New York Stock Exchange or, if the Shares are not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then traded, and (b) there is no Market Disruption Event. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:

A day that is scheduled to be a Valid Day on the primary United States national securities exchange or market on which the Shares are listed or admitted to trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:

On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page GPI.N <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method).

Cash Settlement Averaging Period:	For any Exercisable Options relating to the conversion of Convertible Notes:

(i) if Counterparty has, on or prior to the Free Convertibility Date, delivered a Notice of Exercise to Dealer with respect to such Exercisable Option with a related Conversion Date occurring prior to the Free Convertibility Date, the 25 consecutive Valid Days commencing on and including the second Scheduled Valid Day following such Conversion Date; or

(ii) if Counterparty has, on or following the Free Convertibility Date, delivered a Notice of Exercise to Dealer with respect to such Exercisable Option with a related Conversion Date occurring on or following the Free Convertibility Date, the 25 consecutive Valid Days commencing on, and including, the 27th Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Exercisable Options relating to the conversion of the Convertible Notes, the settlement date for Shares to be delivered under such Convertible Notes under the terms of the Indenture.

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-

Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Option means that Net Share Settlement is applicable to that Option.

Representation and Agreement:

Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws.

Failure to Deliver:	Applicable

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:

Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in Section 12.02(a), (b), (c), (d) or (e) of the Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 12.02(h) or (i) or Section 12.03 of the Indenture.

Method of Adjustment:

Calculation Agent Adjustment, and means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than Section 12.02(h) or (i) or Section 12.03 of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that, notwithstanding the foregoing, if the Calculation Agent in good faith determines that any adjustment to the Convertible Notes pursuant to the Indenture (other than Section 12.02(h) or (i) or Section 12.03 of the Indenture) involving an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 12.02(o) of the Indenture or the determination of the fair value of any securities, property, rights or other assets) is not a commercially reasonable adjustment, then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 12.05 of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 12.02(e) of the Indenture.

Consequence of Merger Events/
Tender Offers:

Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided however that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 12.03 of the Indenture; provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, then Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Relevant Hedge Positions” and adding in the last line after “on its tax position)” the following: “; provided that such party has undertaken, and was unable after using commercially reasonable efforts, to utilize alternative Relevant Hedge Positions in respect of which (i) it is not illegal to hold, acquire or dispose of such alternative Relevant Hedge Positions or the Shares and (ii) such party would not incur a materially increased cost in performing its obligations under such Transaction or entering into and performing such alternative Relevant Hedge Positions (including, without limitation, any tax, duty, expense or fee, or any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position), in each case regardless of whether the circumstances set forth in clause (A) or (B) apply to such alternative Relevant Hedge Positions.” “Relevant Hedge Position” means any Hedge Position that the Hedging Party deems necessary to hedge the equity price risk (including, without limitation, stock price and volatility risk) of entering into and performing its obligations with respect to the Transaction.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent:	Dealer.

5. Account Details:

(a)	Account for payments to Counterparty:

Bank of America

9000 Southside Blvd

Jacksonville, FL 32256

Contact: Stacy Flye

904-987-7025

Wire ABA:

ACH ABA:

For the Account of: Group 1 Automotive

Acct No.:

Account for delivery of Shares to Counterparty:

Mr. Cory McQuillen

Broker/Dealer Services

Mellon Investor Services, LLC

85 Challenger Rd.

Ridgefield Park, NJ 07660

Group 1 Automotive, Inc.

CUSIP 398905109

Mellon Securities DTC# 0352

(b)	Account for payments to Dealer:

Bank of America, N.A.

New York, NY

SWIFT: BOFAUS3N

Bank Routing:

Account Name: Bank of America

Account No. :

Account for delivery of Shares from Dealer:

DTC 0773

Acct Name: Bank of America NA

Acct #:

6. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: New York

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Group 1 Automotive, Inc.

800 Gessner, Suite 500

Houston, TX 77024

Attention: Michael Welch

Telephone No.:(713) 647-5742

Facsimile No.:(713) 647-5858

(b)	Address for notices or communications to Dealer:

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Attention:              John Servidio

Telephone No.:     646-855-7127

Facsimile No.:      704-208-2869

8. Representations and Warranties of Counterparty

The representations and warranties of Counterparty set forth in Section 4 of the Purchase Agreement (the “Purchase Agreement”) dated as of March 16, 2010, between Counterparty and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be made directly to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)

Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, (other than any conflict or breach that is not material) or constitute a default under, or result in the creation of any lien under, any such agreement or instrument (other than any default or lien that is not material), or breach or constitute a default under any agreements and contracts of Counterparty and its significant subsidiaries filed as exhibits to Counterparty’s Annual Report on Form 10-K for the year ended December 31, 2009, (other than any breach or default that is not material) incorporated by reference in the Offering Memorandum.

(c)

No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

(d)	It is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”) because one or more of the following is true:

Counterparty is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)	Counterparty has total assets in excess of USD10,000,000;

(B)

the obligations of Counterparty hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)

Counterparty has a net worth in excess of USD1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty in the conduct of Counterparty’s business.

(e)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

9. Other Provisions:

(a)

Opinions. Counterparty shall deliver to Dealer an opinion of counsel in form and substance reasonably acceptable to Dealer, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)

No Reliance, etc. Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) neither the other party nor any of its agents are acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has not relied on the other party for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and not upon any view expressed by the other party or any of its agents; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

(c)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 23.8 million (in the case of the first such notice) or (ii) thereafter more than 628,000 less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(d)

Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution, except as permitted pursuant to the preceding sentence.

(e)

No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(f)

Board Authorization. Each of this Transaction and the issuance of the Convertible Notes was approved by its board of directors and publicly announced, solely for the purposes stated in such board resolution and public disclosure and, prior to any exercise of Options hereunder, Counterparty’s board of directors will have duly authorized entry into this Transaction and any exercise of Options contemplated hereunder. Counterparty further represents that there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of this Transaction, including, but not limited to, the exercise of any Options hereunder.

(g)	Transfer or Assignment.

(i)

Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)

With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(c) or any obligations under Section 9(p), 9(k)(iii) or 9(k)(iv) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)

Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are reasonably requested and reasonably satisfactory to Dealer;

(D)

Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)

Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (x) the credit rating of Dealer at the time of the transfer and (y) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by

Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer. If at any time at which (A) the Section 16 Percentage exceeds 8.0%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party meeting the requirements set forth in the preceding sentence on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination the Section 16 Percentage is no less than 7.0%, the Option Equity Percentage is no less than 13.5%, and the Share Amount is no less than the Applicable Share Limit minus 2%, as the case may be. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations; provided that Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(h)

Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered on a Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)

in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date. For the avoidance of doubt, Dealer may make multiple deliveries of Shares on each such Staggered Settlement Date; and

(ii)

the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(i)	Early Unwind.

(i)

In the event the sale of Convertible Notes is not consummated with the Initial Purchaser for any reason or Counterparty fails to deliver to Dealer opinions of counsel to Counterparty as required pursuant to Section 9(a) by the close of business in New York on the Premium Payment Date (or such later date as agreed upon by the parties) (the Premium Payment Date or such later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and, if Dealer has then received from Counterparty the Premium, Dealer shall refund such Premium to Counterparty, whereupon (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, except to the extent the Early Unwind Date occurred as a result of the breach of the Purchase Agreement by the Initial Purchasers, if the sale of the Convertible Notes is not consummated with the Initial Purchasers by the close of business in New York on the Early Unwind Date as a result of a failure by Counterparty to satisfy any condition to closing contained in Section 6 of the Purchase Agreement, Counterparty shall reimburse Dealer for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of terminating, liquidating, obtaining or reestablishing any hedge or related trading position of

Dealer or one or more of its affiliates in connection with the Transaction). The amount of any such reimbursement shall be determined by Dealer in its good faith and commercially reasonable discretion. Dealer shall notify Counterparty of such amount and, subject to paragraph (i)(ii) below, Counterparty shall pay such amount in immediately available funds on the Currency Business Day immediately following the Early Unwind Date. Each of Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in this Section, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(ii)

If an amount is payable by Counterparty to Dealer pursuant to paragraph (i)(i) (a “Reimbursement Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy any such Reimbursement Obligation by delivering to Dealer, on the third Exchange Business Day immediately following the Early Unwind Date, the Early Unwind Shares (as defined below) in satisfaction of such Reimbursement Obligation in the manner reasonably requested by Dealer free of payment. The “Early Unwind Shares” shall be a number of Shares equal to the Reimbursement Obligation otherwise payable under paragraph (i)(i) divided by the value to Dealer per Share on the date such Shares are to be delivered as Early Unwind Shares (the “Early Unwind Share Price”), as determined by the Calculation Agent in its discretion using commercially reasonable means, together with cash in lieu of any fractional Shares based on the Early Unwind Share Price. The Calculation Agent shall notify Counterparty of the Early Unwind Share Price at the time of notification of the Reimbursement Obligation. If such Early Unwind Shares are Restricted Shares (as defined in paragraph (p) below), the Early Unwind Share Price may reflect, in the Calculation Agent’s judgment, a discount applicable to such Early Unwind Shares. Counterparty shall give irrevocable telephonic notice, confirmed in writing within one Scheduled Trading Day, to Dealer of its election to satisfy any Reimbursement Obligation by delivery of Early Unwind Shares pursuant to this Section no later than 6:00 p.m. New York local time on the Early Unwind Date.

(j)

Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations; provided that Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(k)	Additional Provisions.

(i)

Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(ii)	Section 12.7(b)(ii) of the Equity Definitions is hereby amended by replacing “the amount” with “the Cancellation Amount”.

(iii)

Counterparty covenants and agrees that, as promptly as is practicable and consistent with applicable legal requirements to the relevant transaction following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Dealer in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

(iv)

Counterparty covenants and agrees that, promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer, Counterparty shall notify Dealer in writing of the details of such adjustment.

(l)	Additional Termination Events.

(i)

Notwithstanding anything to the contrary in this Confirmation, if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture and such event of default results in the acceleration of Counterparty’s payment obligations under the Convertible Notes pursuant to the Indenture, then (A) such event of default shall constitute an Additional Termination Event applicable to the Transaction, (B) Counterparty shall be deemed to be the sole Affected Party, (C) the Transaction shall be the sole Affected Transaction and (D) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and upon receipt by Dealer from Counterparty of any notice in writing of such acceleration, Dealer shall designate in good faith a Scheduled Trading Day that is within a commercially reasonable period of time following receipt of such notice (which Scheduled Trading Day shall in no event be earlier than the related payment date for such Convertible Notes) following such Additional Termination Event.

(ii)

Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of Options that relate to Convertible Notes as to which additional Shares would be added to the Conversion Rate in connection with a “Make-Whole Fundamental Change” (as defined in the Indenture) shall constitute an Additional Termination Event as provided in this paragraph (l)(ii). Upon receipt of any such Notice of Exercise, Dealer shall designate in good faith a Scheduled Trading Day that is within a commercially reasonable period of time (which in no event shall be earlier than the related settlement date for such Convertible Notes) following such Additional Termination Event as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise minus the number of “Make-Whole Conversion Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination (the “Make-Whole Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 12.03 of the Indenture); provided that in no event shall the amount of cash deliverable in respect of such early termination by Dealer to Counterparty be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Make-Whole Conversion Options multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 12.03 of the Indenture) multiplied by (3) a price per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner over (II) the aggregate principal amount of the corresponding Convertible Notes, as determined by the Calculation Agent in good faith and in a commercially reasonable manner. Counterparty may irrevocably elect, if so designated in its Notice of Exercise to Dealer as set forth above, to receive the Make-Whole Unwind Payment in Shares, in which case, in lieu of making such Make-Whole Unwind Payment as set forth above, Dealer shall deliver to Counterparty, within a commercially reasonable period of time after such designation as determined by Dealer (taking into account existing liquidity conditions and Dealer’s hedging and hedge unwind activity or settlement activity in connection with such delivery) a number of Shares equal to such Make-Whole Unwind Payment divided by a price per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner.

(iii)

Counterparty shall promptly notify Dealer in writing of any repurchase and cancellation of Convertible Notes pursuant to Article 11 of the Indenture in connection with a “Fundamental Change” (as defined in the Indenture) and the number of Convertible Notes so repurchased and cancelled (any such notice, a “Repurchase Notice”). Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of any Repurchase Notice shall constitute an Additional Termination Event as provided in this paragraph (l)(iii). Upon receipt of any such Repurchase Notice, Dealer shall designate in good faith a Scheduled Trading Day that is within a commercially reasonable period of time (which in no event shall be earlier than the related settlement date for such repurchase of Convertible Notes) following such Additional Termination Event as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the number of Convertible Notes specified in such Repurchase Notice minus the number of “Repurchase Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.

(m)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty

may request Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency, Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. New York local time on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty does not validly request Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to request Dealer to satisfy its Payment Obligation by cash.

Share Termination Alternative:

Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer and Counterparty at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:

One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(n)	Governing Law. New York law (without reference to choice of law doctrine).

(o)

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(p)

Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, (A) the Shares acquired by Dealer for the purpose of hedging its obligations pursuant to this Transaction (the “Hedge Shares”) or (B) any Early Unwind Shares delivered to Dealer pursuant to paragraph (i) above (any such Hedge Shares or Early Unwind Shares, “Restricted Shares”) cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Restricted Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Restricted Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction which are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Restricted Shares in a private placement), or (iii) purchase the Restricted Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(q)

Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(r)

Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Cash Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder (but in no event by more than ten Valid Days in the case of any such postponement or addition that is effected by Dealer in light of existing liquidity conditions), if Dealer reasonably determines, in its discretion, that such action is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(s)

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(t)

Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(u)

No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.

(v)

Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(w)

Determinations of Close-out or Cancellation Amounts. Notwithstanding anything to the contrary in this Confirmation or the Agreement, any Close-out Amount pursuant to Section 6(e), any amount payable pursuant to Section 12.7 of the Equity Definitions and any Cancellation Amount shall, in each case, be determined as if the unexercised and outstanding Options being terminated pursuant to such provisions were Exercisable Options and without regard to any requirement to deliver a Notice of Exercise; provided that in no event shall the number of Options in such determination exceed the number of Convertible Notes then outstanding. Following any determination of any such amount by a party hereunder, if requested in writing by the other party, the party making such determination shall provide such other party a written explanation of such determination including, where applicable, a description of the methodology and the basis for such determination in reasonable detail, it being understood that the party making such determination shall not be obligated to disclose any proprietary models used by it for such determination.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Chris Hutmaker, Facsimile No. 212-326-9882.

Very truly yours,

Bank of America, N.A.

By:	/s/ Christopher A. Hutmaker

Authorized Signatory
Name:	Christopher A. Hutmaker

Accepted and confirmed as of the Trade Date:

GROUP 1 AUTOMOTIVE, INC.

By:	/s/ Darryl M. Burman

Authorized Signatory
Name: Darryl M. Burman Vice President